Exhibit 10.4
First Amendment
To
Severance Agreement
     WHEREAS, Goodrich Petroleum Corporation (the “Company”) and Mark E. Ferchau (the “Executive”) have entered into that certain Severance Agreement dated effective as of April 1, 2005 (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement as provided herein;
     NOW, THEREFORE, for good and valuable consideration, which the parties hereby acknowledge, the Agreement is amended by adding thereto the following:
3. Parachute Tax Gross-up. In the event the Executive receives any payments or benefits (“Payments”), whether or not under this Agreement and without regard to whether his employment terminates, that are subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax) (“Excise Tax”), but excluding the Additional Payment, the Company shall pay the Executive an additional lump sum amount (“Additional Payment”) in cash equal to the amount of Excise Tax and any interest or penalties incurred therewith on such Payments, less all taxes required to be withheld by the Company with respect to such Additional Payment. The parties agree and acknowledge that the Additional Payment is not intended to include a tax gross-up amount with respect to the income, excise and other taxes on the Additional Payment.
     All determinations of, and relating to, whether any Payment will be subject to the Excise Tax and the amount of any Additional Payment shall be made by a nationally recognized certified public accounting firm, selected by the Company with the consent of the Executive, that does not serve as an accountant or auditor for either the Company or any person effecting the “change of control” (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and the Executive within five business days of the receipt of notice from the Company requesting a calculation hereunder. The Additional Payment will be made by the Company to the Executive as soon as practical following the Accounting Firm’s determination of the Additional Payment and in no event later than three business days after receipt of the calculation of the Additional Payment amount from the Accounting Firm. All fees and expenses of the Accounting Firm will be paid by the Company. Any subsequent increase in the Excise Tax as a result of a settlement or otherwise with the IRS shall be handled in a similar manner as provided above with respect to the initial determination.
4. Determination of Compensation. As used in this Agreement, the phrase “current annual rate of total compensation” means the sum of (i) the employee’s rate of annual base salary as in effect immediately prior to the Change of Control or his termination of employment, whichever is greater, (ii) the annual cash bonus last awarded to the employee immediately prior to the Change of Control or the most recent annual

Exhibit 10.4
cash bonus awarded, whichever is greater, and (iii) the value of the annual Company equity awards received by the employee in the 12-month period preceding the Change of Control or in the 12-month period preceding his termination of employment, whichever period has the greater value of equity awards. In regards to cash bonuses and/or equity awards received pursuant to items (ii) and (iii) above, for purposes of this calculation, any special or one time cash bonuses or equity awards shall be excluded. In determining the value of an equity award for this purpose, the value of a phantom stock or restricted stock grant shall be equal to the number of phantom stock units or shares of stock, as the case may be, multiplied by the reported closing price per share of the stock on the date of grant of the award. The value of a stock option or stock appreciation rights grant shall be the Black-Scholes value of such award on its date of grant, utilizing the same input parameters as utilized by the Company in determining the proper expenses to record for such grant as required by FAS 123R, as verified by the Accounting Firm. No other items of compensation shall be considered for this purpose.
     IN WITNESS WHEREOF, the undersigned have executed this First Amendment, effective for all purposes as of April 11, 2007.

GOODRICH PETROLEUM CORPORATION
By:	/s/ Walter G. Goodrich
	Name:	Walter G. Goodrich
	Title:	Vice Chairman & CEO

/s/ Mark E. Ferchau
Mark E. Ferchau